Exhibit 4.11

Loan Contract

Signing date: October 14, 2020

Lender (Party A): Yan Haigang

Borrower (Party B): Shanxi Jinxuan Investment Co., Ltd.

Whereas, Party B intends to borrow money from Party A for its business and daily operation, now therefore, in consideration of the mutual promises and covenants set forth herein, the Parties, intending to be legally bound, hereby make and enter into this Loan Contract.

I.           Loan Amount

The Lender (Party A) will provide the Borrower (Party B) with an amount of borrowing of RMB (in words) twenty million only (￥20,000,000).

II.          Loan Term and Purpose

1.          The loan term hereunder continues for 14 months, commencing on October 14, 2020 and ending on December 31, 2021. In the event of any conflict between the actual arrival date of the loan and the starting date of the loan, the former shall prevail, and the loan term shall be extended accordingly.

2.          The loan shall be intended for Party B's business and daily operation expenses only.

III.         Loan Interest Rate

The loan hereunder is the cash provided by Party B's indirect controlling shareholder (Lender) to support the Party B's operations, bearing no interest.

IV.         Loan Release

Both Parties agree that Party A shall remit the loan to the Borrower's following account by bank transfer.

Designated receiving account number:

Bank Name: Industrial Bank Co., Ltd. Taiyuan Branch

Account Name: Shanxi Jinxuan Investment Co., Ltd.

V.          Representations and Warranties of the Borrower

1.         The Borrower (Party B), a civil entity incorporated under the law and legally existing, has all necessary capacities for rights and acts, and is capable of performing its obligations hereunder and assuming corresponding liabilities in its own name.

2.          The signing and performance of this Contract by the Borrower (Party B) is the real expression of the Borrower's intention, and is free of any legal flaws as determined or authorized by the authorized decision-making and approval agency of the Borrower.

VI.         Rights and Obligations of the Lender

The Lender (Party A) has the right to inspect and supervise the Borrower (Party B) in respect of its loan usage, operating conditions, financial conditions, liabilities and external guarantees and other information and conditions, in which the Borrower shall cooperate by faithfully providing related materials and reporting related information in a timely manner, if required by the Lender.

VII.       Rights and Obligations of the Borrower

1.           The Borrower shall not use the loan hereunder for purposes other than for that agreed herein.

2.           The Borrower shall repay the principal of the loan hereunder subject to the time, amount and currency agreed herein.

3.           The Borrower shall notify the Lender in writing within five days upon the occurrence or potential occurrence of any behavior or event that may affect its ability to repay.

VIII.       Prepayment

Prepayment may, with the Lender's consent, be made if so required by the Borrower.

IX.         Dispute Settlement

Any dispute or controversy arising out of or relating to this Contract shall be settled by the Parties through negotiation. Should such negotiation fail, such dispute or controversy may be referred to the court having competent jurisdiction over the Lender. Those terms and conditions contained herein not in dispute shall survive the dispute period.

X.           Effectiveness

1.            This Contract shall be established upon the signing and sealing by both Parties, effective from the date when the Lender pays the loan.

2.            Any change to this Contract shall be made in writing by the Parties upon negotiation. The changed clause or agreement constitutes a part of this Contract, with the same legal force and effect as this Contract. Except for the changed part, other parts hereof shall still be valid; the original clause hereof shall still be valid until the changed part takes effect.

3.           This Contract may be executed in three counterparts, one for the Lender, and two for the Borrower.

Signing at: Company Office, China Resources Building, Wanbailin District, Taiyuan City, Shanxi Province

Signing on: October 14, 2020

Lender (Signature): Yan Haigang (fingerprinted)

Borrower (Seal):	Seal of Shanxi Jinxuan Investment Co., Ltd. 1401091007342

Legal Representative or Authorized Representative (Signature): Guo Xiangyang

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